Exhibit 10.10

OPTION AGREEMENT

THIS Option Agreement is entered into this 31st day of August, 2015 by Advanced Inhalation Therapies (AIT) Ltd., a company duly incorporated under the laws of the State of Israel (the “Company”) and Pulmonox Technologies Corporation, a company duly incorporated under the laws of the Province of Alberta, Canada (the “Seller”); each of the Company and the Seller may be referred to as a “Party” and jointly as the “Parties”.

WHEREAS          Seller is the owner of rights and title in the Acquired IP (as defined below), and the Company is interested in evaluating the purchase of all such rights and title from Seller who is interested in selling such rights and title;

WHEREAS          for the purposes of facilitating the purchase of the Acquired IP, Seller is willing to grant the Company a certain Option (as defined below) to purchase all of Seller’s rights and title to the Acquired IP;

WHEREAS          for the purposes of further facilitating such possible purchase, during the time between the grant of the Option and its exercise or expiration, Seller is willing to grant the Company a temporary license to use the Acquired IP during such period, as further detailed in this Agreement;

WHEREAS          the Company and the Seller wish to lay down the terms of the grant of the Option, the temporary license and of the subsequent sale of the Acquired IP upon exercise of the Option.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	Definitions

In this Agreement, the following terms shall have the following meaning ascribed to them, unless the context requires otherwise:

1.1.	"Acquired IP" means all of Seller's Intellectual Property as of the Effective Date and as of the Closing (as defined below), including without limitations, the patents, patent applications and know-how identified as such in Schedule 1.1 attached hereto.

1.2.	“Affiliate” means, with respect to any party hereto, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation (i) ownership or direct or indirect control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) direct or indirect possession, of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

1.3.	"Approved Product" means each of the First Approved Product, the Second Approved Product and/or the Third Approved Product that include revenues paid to the Company for nitric oxide gas for approved medical indications. For the avoidance of any doubt, Approved Product includes nitric oxide and may include the use of a proprietary delivery device. For example, if the First Approved Product is for chronic obstructive pulmonary disease (“COPD”), this First Approved Product will include nitric oxide drug product and any devices necessary to deliver nitric oxide for treatment of COPD.

1.4.	“Combination Product” means a product which comprises an Approved Product and any additional products which do not qualify as Approved Products.

IP Acquisition Option Agreement – AIT - Pulmonox

1.5.	"Closing" shall mean the consummation of the acquisition of the Acquired IP by the Company from the Seller in accordance with the provisions hereof.

1.6.	"Documents" means all files, documents, data, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists, regulatory filings, operating data and plans, technical documentation (production files, design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), research materials, quality assurance and test procedures, user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), complete manufacturing files in connection with the Acquired Products and other similar materials, all to the extent related to the Acquired IP, in each case whether in tangible or electronic form

1.7.	"Effective Date" means the date of this Agreement.

1.8.	"Encumbrances" means any charge, lien, attachment, pledge, encumbrance, debt, security interest, mortgage, right of way, easement, servitude, claim, right to acquire or similar restriction, including any restriction on use, transfer, exercise of any other attribute of ownership over or in the relevant property, or any third party rights.

1.9.	"Governmental Body" means any court, administrative agency or commission or other federal, national, provincial, state, local, foreign or other governmental authority, instrumentality, agency or commission.

1.10.	"Inhaled Nitric Oxide" means any and all technology related to using gaseous Nitric Oxide for therapeutics or prevention of disease in animals and humans

1.11.	"Intellectual Property" means all patents, or patent applications and any patent issued therefrom, any divisional, continuation or continuation-in-part application, or application for a patent of addition or another application claiming priority, directly or indirectly, from said patents and patent application, and patents issued therefrom, and any extensions of term, patent term adjustments, supplementary patent certificates and the like of any of the foregoing; registered and unregistered designs; registered and unregistered trade marks; copyrights; design rights; rights in and to databases; know-how; trade secrets; purchasing information; results of development activities, whether in confidential information or otherwise; information of a commercial nature; any materials, results, devices, production files, procedures, protocols, formulae, computer programs, software, source code, algorithms, file structure and any other information or data regardless of form or type, including but not limited to that of a scientific, technical nature experimental data, test data, designs, specifications, processes, manufacturing data, production files, techniques, inventions, drawings, vendor lists, photographs, films, reports, manuals, technical writings, sound recordings, pictorial representations, and other documentation or other representations, graphical or otherwise; and any other information related to development, discoveries, concepts and ideas, whether or not patentable or otherwise subject to proprietary rights or legal protection; on magnetic tape, computer memory, or in any other form, any or all subsisting or issued anywhere in the world.

1.12.	"Legal Requirements" means any applicable federal, national, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, rule, order, judgment, decree, statute or treaty.

1.13.	“Net Sales means the gross consideration received from the sale or transfer of an Approved Product by the Company or its Affiliates, on a worldwide basis, after deduction of the following expenses, provided and to the extent such expenses are actually incurred and documented and do not exceed reasonable and customary amounts in the market in which such sale occurred: (a) discounts and allowances to customers; (b) rebates paid to Distributors; (c) taxes; (d) freight; and (e) refunds and returns. Net Sales includes all consideration received in respect of any sale of an applicable product, good or service, whether such consideration is in cash, payment in kind, exchange or another form.

IP Acquisition Option Agreement – AIT - Pulmonox	2

Notwithstanding the above, for the purposes of this definition, the transfer of an Approved Product by the Company or one of its Affiliates to another Affiliate of the Company is not a sale; in such case, Net Sales will be determined based on the gross invoice amount of the Approved Product first sold by the Affiliate to independent third-parties, less the deductions permitted herein.

In addition, the Net Sales shall be furthermore adjusted and reduced in the event that a Approved Product is sold as part of a Combination Product as set forth in Section 2.4 hereto.

1.14.	"Permits" means any licenses, permits, consents, registrations, approvals, permissions, certificates, applications or other authorizations.

1.15.	"Proceeding" means any claim, demand, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation.

1.16.	"Product" means any Inhaled Nitric Oxide product, good or service sold by the Company.

1.17.	"Transaction Documents" means this Agreement and all agreements, documents, instruments and certificates ancillary to or contemplated by this Agreement.

2.	The Option; Transfer of Acquired IP

2.1.	Seller hereby grants the Company, effective as of the Effective Date, an exclusive option to purchase all of the Seller's rights, title and interest in and to the Acquired IP (the "Option"). The grant of the Option is conditioned upon Company paying Seller the sum of US$25,000 in cash within 10 days from the Effective Date (the "Option Consideration").

2.2.	The Option shall be exercisable by a written notice given by the Company to Seller to that effect not later than within six (6) months as of the Effective Date (the "Exercise Notice" and the "Option Period", respectively).

2.3.	Subject to the exercise of the Option by the Company, in consideration for the acquisition by the Company of the Acquired IP from the Seller:

2.3.1.	The Company shall pay Seller the sum of US$500,000 in cash (the "Purchase Price") within 3 business days from the Closing Date;

2.3.2.	The Company shall issue to Seller within 3 business days from the Closing Date warrants to purchase up to such amount of Ordinary Shares (also known as Common Shares) of the Company, in such number equal to: (A) US$1,000,000; divided by (B) 80% of the price per share of each Ordinary Share of the Company determined for the purposes of the Company's initial public offering (the "Exercise Price" and the "Warrant", respectively). The Warrant shall be exercisable, in whole or in part, until the seventh anniversary as of the date of grant of the Warrant, for cash and at Exercise Price, all in accordance with and subject to the terms and conditions of the Warrant attached as Schedule 2.3.2 hereto. In the event that the Company shall not undergo an initial public offering within one (1) year as of the Closing Date, the Parties hereto shall bona fide renegotiate the terms of the Warrant. Seller acknowledges that, if required by the underwriter, any shares issued to it in connection with the exercise of the Warrant as part of the Company's initial public offering, will be subject to a standard lock-up period not to exceed six months.

IP Acquisition Option Agreement – AIT - Pulmonox	3

2.3.3.	The Company shall make the following one-time development milestone payments to Seller, upon achievement of each relevant milestones (each, a “Development Milestone”) (the “Development Milestone Payments”):

(a)	Obtainment by the Company of its first FDA approval for an Approved Product ("First Approved Product") - $1,500,000;

(b)	Obtainment by the Company of its second FDA approval for an Approved Product ("Second Approved Product") - $1,500,000;

(c)	Obtainment by the Company of its third FDA approval for an Approved Product ("Third Approved Product") - $1,500,000;

2.3.4.	The Company shall make the following one-time sales milestone payments to Seller, upon achievement of each relevant milestones (each, a “Sales Milestone”) (the “Sales Milestone Payments”):

(a)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$20,000,000 worldwide, per all First Approved Product - US$1,500,000.

(b)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$75,000,000 worldwide, per all First Approved Product - US$3,000,000.

(c)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$125,000,000 worldwide, per all First Approved Product - US$3,000,000.

(d)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$500,000,000 worldwide, per all First Approved Product - US$20,000,000.

(e)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$20,000,000 worldwide, per all Second Approved Product - US$1,500,000.

(f)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$75,000,000 worldwide, per all Second Approved Product - US$3,000,000.

(g)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$125,000,000 worldwide, per all Second Approved Product - US$3,000,000.

(h)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$500,000,000 worldwide, per all Second Approved Product - US$20,000,000.

(i)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$20,000,000 worldwide, per all Third Approved Product - US$1,500,000.

(j)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$75,000,000 worldwide, per all Third Approved Product - US$3,000,000.

(k)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$125,000,000 worldwide, per all Third Approved Product - US$3,000,000.

(l)	The achievement by the Company of cumulative aggregate Net Sales exceeding US$500,000,000 worldwide, per all Third Approved Product - US$20,000,000.

IP Acquisition Option Agreement – AIT - Pulmonox	4

For the avoidance of any doubt, (i) Seller shall be entitled to receive each of the Sales Milestone Payments only one-time with respect to the achievement of each Sales Milestone achieved by the Company; (ii) with respect to each of the First, Second and Third Approved Product, Seller may be entitled to receive up to an aggregate amount of US$27,500,000 in total on account of the Sales Milestone Payments for each such Approved Product.

For clarification purposes only, for example:

(A) in the event that the Company reaches an aggregate Net Sales of US$30,000,000 with respect to the First Approved Product, Seller shall be entitled to receive a one-time payment of US$1,500,000, thereafter if the Company reaches an additional aggregate Net Sales of US$45,000,000 with respect to the First Approved Product, Seller shall be entitled to receive an additional one-time payment of US$3,000,000.

(B) in the event that the Company reaches an aggregate Net Sales of US$80,000,000 with respect to the First Approved Product, Seller shall be entitled to receive a one-time payment of US$1,500,000 (for achieving the US$20,000,000 milestone) and a one-time payment of US$3,000,000 (for achieving the US$75,000,000 milestone).

2.4.	Notwithstanding the foregoing, in the event that any Approved Product is sold in a form of a Combination Product, then the parties shall, together, determine in good faith the proportion of such Combination Product to be attributed to the Approved Product, it being agreed that absent such mutual agreement as to the proportion of such Combination Product to be attributed to the Approved Product, the parties shall mutually appoint an independent expert to determine such proportion. Net Sales from such Combination Product for the purposes of determining Sales Milestone Payments thereon shall be determined by multiplying the actual Net Sales of such Combination Product by such mutually agreed or expert-determined proportion, and the Company shall make Sales Milestone Payments to Seller accordingly. For example purposes only, in the event that the Net Sales derived by the Company from the sale of a certain Combination Product which is comprised from the First Approved Product and additional other products are at a certain point US$1,000,000, and the mutually agreed or expert-determined proportion is 4/5, the Net Sales attributed to the First Approved Product on account of the sales of such Combination Product, shall be US$800,000.

2.5.	Company's obligation to make the payments set forth under Sections 2.3.3 and 2.3.4 above may be assigned by the Company, subject to a written notice to Seller, to any third party licensing or acquiring the Acquired IP from the Company, provided that such third party shall undertake in writing to become bound by the applicable provisions hereof. Each such agreement shall include language pursuant to which the permitted assignee or licensee commits to make reasonable commercial efforts to commercialize the Acquired IP.

2.6.	Immediately upon exercise of the Option by the Company, at its sole discretion and at any time during the Option period, Seller shall be deemed to have sold, assigned, and transferred to the Company all of Seller's rights, title and interest in and to the Acquired IP, free and clear of any and all Encumbrances other than 2.5 above.

2.7.	Following the exercise of the Option, Seller undertakes to take all actions, provisions and undertakings necessary to effectuate such sale, assignment and transfer and to assist the Company in any such effort including, without limitation, any registration of the assignment in any territory as will be required, at Company’s cost and expense. In addition, at Company’s request, Seller shall promptly deliver to the Company true and complete files or copies of files relating to the issuance, prosecution, maintenance, enforcement and defense to all Acquired IP in its possession, and shall thereafter promptly forward to the Company any additional information, documents or notices it receives in connection with the Acquired IP.

IP Acquisition Option Agreement – AIT - Pulmonox	5

2.8.	Seller hereby grants the Company, during the Option Period and to the extent that the Option was exercised by the Company in accordance with the provisions hereof, for an additional period of six (6) month as of the end of the Option Period, an option to purchase all of Seller's tangible assets, including inventory, machinery, equipment, tools, supplies and other tangible property related to, or used in connection with the Acquired IP (the "Tangible Assets"), including without limitation the Tangible Assets listed under Schedule 2.8 attached hereto, for such consideration to be agreed upon between the parties.

2.9.	Value Added Tax will be added to any payment under this Agreement pursuant to applicable law, if applicable according to any applicable law, in which event payment by the Company shall be made, by wire transfer to a bank account designated by the Seller to the Company in writing, subject to and against appropriate tax invoice issued by Seller.

2.10.	The Company shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of any such payment under any applicable law (the "Withholding Amount"), unless the Company is provided with an exemption from such withholding Tax or certificate of reduced withholding in respect of each such payment at least 3 Business Days prior to the applicable payment date (a "Withholding Tax Exemption"). Upon the request of Seller, the Company shall reasonably assist Seller in obtaining an applicable Withholding Tax Exemption at Seller's cost. Any Withholding Amount so withheld by the Company shall be remitted to the applicable Governmental Authorities and shall be treated for all purposes of this Agreement as having been paid to the Seller.

2.11.	Seller will bear any taxes which according to applicable law should be borne by a seller in connection with the sale of the Acquired IP and the transactions contemplated hereunder. Without derogating from the foregoing, no Party will have any liability whatsoever for any taxes of any kind or nature, to be borne by the other Party pursuant to applicable law, whether due, arising or payable prior, at or following the Closing Date.

3.	Use of IP

3.1.	For due consideration hereby acknowledged and for purpose of facilitating the contemplated purchase of the Acquired IP, Seller hereby grants the Company with a temporary exclusive license to use the Acquired IP for preclinical and clinical development purposes during the License Term as defined in Section 3.2 below (the "License"), subject to the provision of Section 2.

3.2.	The term of the License (the “License Term”) shall commence as of the Effective Date and end until the earlier of the following: (a) exercise of the Option; (b) expiry of the Option Period without execution of the Option; or (c) termination of this Agreement without execution of the Option in accordance with the provisions of Section 9 below.

3.3.	At the expense of the Company the Seller undertakes to make any document, provision and undertaking to effectuate the License and assist the Company in any such effort including, without limitation, any license registration in any territory as will be required.

4.	Representations and Warranties

Except as set forth in a disclosure schedule delivered by Seller to the Company dated as of the date hereof (the “Disclosure Schedule”) (the Disclosure Schedule will be arranged in sections corresponding to the sections contained in this Section 5 and exceptions and disclosures set forth in any section of the Disclosure Schedule will apply to any other section of the Disclosure Schedule to the extent the relevance to such other section or sections is reasonably apparent), Seller hereby represents and warrants to the Company as of the date hereof and as of the Closing Date:

IP Acquisition Option Agreement – AIT - Pulmonox	6

4.1.	Constitution and Compliance

4.1.1.	Seller is duly incorporated and validly existing under the laws of the Province of Alberta, Canada, in good standing and with power and authority to carry on its business as currently conducted and as currently proposed to be conducted and to own, lease, and operate its properties. Seller has at all times carried on its business and affairs related to the Acquired IP in all material respects in accordance with its organizational documents and all applicable Legal Requirements, and has not breached or violated, and is not in breach or violation, of its organizational documents or applicable Legal Requirements in a manner which may materially and adversely affect Seller in connection with the Acquired IP.

4.1.2.	Seller has made available to the Company or to the Company’s legal advisor true, accurate and complete copies of its organizational documents, as amended, as of the date of this Agreement.

4.2.	Authority to Transact

4.2.1.	Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents, and to carry out and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby.

4.2.2.	(i) all corporate action on the part of Seller, necessary for the authorization and execution of the Transaction Documents by Seller, and the performance of all of Seller’s obligations under the Transaction Documents, have been taken, and no other corporate proceeding on the part of the Seller is necessary to authorize this Agreement and the transactions contemplated hereby; and (ii) this Agreement and the Transaction Documents constitutes, valid and legally binding obligations of Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3.	Execution of Agreement

Neither the execution and delivery by Seller of the Transaction Documents nor the consummation by Seller of the transactions contemplated thereby, will:

4.3.1.	Violate any provisions of Seller’s organizational documents or any contract, agreement, indenture, mortgage, instrument, note, bond, lease, license, arrangement, or undertaking of any nature, written or oral, of Seller, or cause the acceleration, termination or modification of any contract, agreement, indenture, mortgage, instrument, note, bond, lease, license, arrangement, or undertaking of any nature, written or oral, of Seller, in each case, related to the Acquired IP.

4.3.2.	Require the consent, Permit or agreement of any Governmental Body, entity or any other third party.

4.3.3.	Result in any violation of, or conflict with, or constitute a default under any term of, or result in the creation or enforcement of, any Encumbrances upon any of the properties or assets of Seller used in connection with the Acquired IP.

IP Acquisition Option Agreement – AIT - Pulmonox	7

4.3.4.	Cause Seller to lose any interest in or the benefit of any asset, right, license or privilege considered as Acquired IP it presently owns or enjoys.

4.3.5.	Result in any breach or violation by Seller of any provisions of any Legal Requirements applicable to the Seller or by which any of its assets or properties is bound or subject.

4.4.	Title to Assets

4.4.1.	Seller owns and has good and valid title to all of the Acquired IP, free and clear of any and all Encumbrances other than those disclosed by Seller to Company as of the effective date of the execution of this agreement.

4.4.2.	No other person or entity has any legal or equitable interest whatsoever in any of the Acquired IP, other than those disclosed by Seller to Company as of the effective date of the execution of this agreement.

4.5.	Compliance with Legal Requirements; Governmental Authorizations

4.5.1.	Seller has at all times acted with best efforts with respect to the Acquired IP in compliance with each Legal Requirement that is or was applicable to it, in all applicable jurisdictions relevant for Seller and to the Acquired IP.

4.5.2.	No event has occurred or circumstance exists that may (with or without notice or lapse of time): (i) to Seller's knowledge, constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement with respect to any of the Acquired IP; or (ii) could reasonably be expected to give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with any Legal Requirement with respect to the Acquired IP.

4.5.3.	Seller has not received, at any time, any written notice or other communication from any Governmental Body or any other person or entity regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement with respect to any of the Acquired IP; or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with any Legal Requirement with respect to the Acquired IP, and to Seller's knowledge, there is no factual or legal basis for such.

4.5.4.	There is no action or Proceeding pending or, to the knowledge of the Seller, threatened and no notice has been received by the Seller that has resulted in or, could reasonably be expected to result in, suspension, non-renewal, termination or cancellation of, with respect to, any such Permit.

4.6.	Litigation

There is no Proceeding brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel of any kind, at law or in equity (including actions or Proceedings seeking injunctive relief), pending or, to the knowledge of Seller, threatened, against, or involving Seller or any properties, assets or rights of Seller, to the extent consisting part of the Acquired IP, and Seller is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or to the knowledge of Seller, continuing investigation by, any Governmental Body, or any judgment, order, writ, injunction, decree, or award of any Governmental Body or arbitrator to the extent related thereto nor is it a party thereto.

IP Acquisition Option Agreement – AIT - Pulmonox	8

4.7.	Intellectual Property

4.7.1.	Schedule 4.7.1 contains a true and complete description as of the date of this Agreement and as of the Closing Date of:

(a)	All registered copyrights, registered patents, patent applications, registered trademarks, registered service marks, and registered trade names owned by Seller.

(b)	The jurisdictions in which any applications for patents or registration of any Acquired IP has been made, including the respective application numbers and dates.

(c)	The jurisdictions in which the Acquired IP has been registered, including the respective patent or registration numbers and dates.

(d)	All parties to whom Seller has delivered any copies of the source code constituting part of the Acquired IP during the past three (3) years, whether pursuant to an escrow arrangement or otherwise, or parties (other than Employees) who have the right to receive such source code.

(e)	All current products, constituting part of the Acquired IP made commercially available by Seller or currently under development by Seller, are as described in Schedule 4.7.1(e) ("Acquired Products").

(f)	Seller is the sole and exclusive owner of all of the Acquired IP. Seller has sole, full and clear title to all of such items of the Acquired IP, free and clear of any Encumbrances, and upon Closing, the Company will possess sole, full and clear title to all of such items of the Acquired IP, free and clear of any Encumbrances, without the need to obtain any third party or Governmental Body consent or approval, except as may be required under Legal Requirements applicable to the Company in connection with Company's activity. The Acquired IP constitutes all of the Seller Intellectual Property. The Seller has taken all reasonable steps to protect its rights in all of the Acquired IP, including making all filings and paying all fees required by any Governmental Body with respect to registered Acquired IP.

4.7.2.	All granted and issued patents and all registered mask works and copyright registrations constituting part of the Acquired IP are valid and subsisting. Without limiting the generality of the foregoing, and in connection with such Intellectual Property:

(a)	Seller has not engaged in patent misuse or any fraud in connection with any registered patents.

4.7.3.	Seller has the right to use, sell, license, assign, transfer, convey or dispose of the Acquired IP.

4.7.4.	Seller has taken all necessary and appropriate steps to protect and preserve the confidentiality of the Acquired IP.

IP Acquisition Option Agreement – AIT - Pulmonox	9

4.7.5.	Seller has secured valid written assignments or licenses, from all employees and consultants of Seller who contributed to the creation or development of the Acquired IP. To Seller's knowledge, Seller does not make use, nor has it made any use, of any invention or other creation of any employees or consultants thereof, made by such employee or consultant prior to their employment or engagement by Seller and with respect to which Seller has not secured a right to use such invention or creation from such employee or consultant.

4.7.6.	As of the date of this Agreement and as of the Closing, no person has asserted or threatened to assert any claims with respect to the Acquired IP or any part thereof: (i) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any of the Acquired IP; (ii) challenging the ownership, validity or enforceability of any of the Acquired IP; or (iii) alleging any claim of infringement, violation, or misappropriation of the Acquired IP. None of the Acquired IP is subject to any outstanding order, judgment or decree restricting in any manner the licensing, assignment, transfer or conveyance thereof by Seller in a manner which may interfere with the provisions hereof.

4.7.7.	To Seller's knowledge, there has not been and as of the date of this Agreement and as of the Closing Date, there is no unauthorized use, infringement, violation or misappropriation of any of the Acquired IP by any third party. Seller has not brought any actions or lawsuits, or asserted any claims alleging (i) infringement, violation or misappropriation of any of the Acquired IP; or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Acquired IP.

4.7.8.	Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will, with or without notice or lapse of time, result in or give any other person or entity the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Acquired IP; (ii) a breach of any contract or agreement relating to the Acquired IP to which Seller is a party or by which it is bound; (iii) the release, disclosure or delivery of any of the Acquired IP by or to any escrow agent or other person or entity; or (iv) the grant, assignment or transfer to any third party of any license or other right or interest under, to or in any of the Acquired IP.

4.7.9.	Seller has made available to the Company or the Company’s legal advisor accurate, full and complete copies of the following Documents relating to the Acquired IP and the Acquired Products:

(a)	Any patent clearance for any Acquired Product.

(b)	Any non-infringement or invalidity opinions related to third party patents drafted as a result of an Acquired Product clearance or third party patent assertion.

(c)	Any letter, notification or correspondence to Seller from any third party or from Seller to any third party regarding infringement of the Acquired IP.

4.7.10.	Seller has not provided or disclosed the source code of any software used or embedded in the Acquired IP or the Acquired Products to any person or entity other than their respective employees and authorized consultants and contractors. No contract or agreement grants any third party any exclusive rights, whether or not limited in time or territory, with respect to any of the Acquired Products or the Acquired IP. The Seller has no liability with respect to, or is required to pay, any royalties, commissions, or similar payments to any person or entity in connection with any sale, distribution, license or development of the Acquired Products or Acquired IP.

IP Acquisition Option Agreement – AIT - Pulmonox	10

4.8.	Brokers and Finders

Seller has no Liability or obligation to pay any fees, commissions or similar payments to any broker, finder or agent in connection with the transactions contemplated hereunder.

4.9.	Due Diligence Materials.

Seller has provided to the Company or its representatives, all documents held by Seller of the character and type requested by the Company in connection with its "due diligence" investigation of the Seller and there are no documents in the possession of the Seller or any of its respective agents or representatives of a character or type described in such requests which have not been so provided to the Company or its representatives.

4.10.	Full Disclosure

The representations and warranties made by Seller in this Agreement, when read together in their entirety, do not contain as of the date of this Agreement and as of the Closing Date any untrue statement of a material fact, or omit as of the date of this Agreement to state a material fact necessary to make the statements contained herein not misleading, in light of the circumstances under which they were made.

5.	Prosecution and Maintenance of Patent Rights

5.1.	During the Option Period, Seller shall (i) at the written request of the Company, prepare, file, prosecute and maintain patent applications and patents covered by the Acquired IP in any country, if available, at the Company’s cost, (ii) shall take action to actively maintain (i.e., maintenance and annuity fees paid) and prosecute all of the Acquired IP, (iii) shall not neglect nor allow abandonment on any of the Acquired IP, (iv) regularly notify the Company of the status of all pending applications and existing applications and patents constituting part of the Acquired IP, (v) immediately share with the Company all correspondence regarding any of the Acquired IP, all for a maximum of $20,000 USD.

5.2.	During the Option Period, Seller shall not prepare, file, prosecute, abandon or maintain patent applications and patents covered by the Acquired IP in any country, unless such action is made (i) in full cooperation with the Company, and (ii) subject to the Company’s prior written consent, which shall not be unreasonable withheld.

5.3.	Seller and any of its assignees and/or licensees shall not make any priority claims based on any Acquired IP, without the Company’s prior written consent.

6.	Restrictive Covenants of Seller

6.1.	Confidentiality.

During the Option Period and for seven (7) years thereafter, to the extent that the Option was exercised by the Company in accordance with the terms hereof, Seller shall not, directly or indirectly, and shall cause its respective directors, officers, employees, agents and representatives, directly or indirectly, and shall cause their respective directors, officers, employees, agents and representatives not to (i) disclose; or (ii) use for its own benefit, or for the benefit of any other person or entity, any trade secret, data or information, whether written, oral or in other form, including without limitation, technology, copyrights, know how, trade secrets, intellectual property, whether registered or not, designs, formulae, methods, experimental works or specifications, discoveries, samples, processes, techniques, developments, production, marketing and sale methods, business plans, prices and pricing methods, customer lists, supplier information, or any similar information, to the extent relating to the Acquired IP (including operations, activities, technology, plans, products or financial affairs) (the "Confidential Information"), without limitation of time; unless such Confidential Information is or becomes part of the public domain without the fault of Seller and except as required by applicable law. Seller acknowledges that the Company is in the process of preparing for an initial public offering of its shares to the public and accordingly may be required by securities laws and / or the U.S. Securities and Exchange Commission (the “SEC”) to file this Agreement, and further consents to the filing of the Agreement, if so required in the Company’s discretion. In the event that the filing of this Agreement is so required, the Parties shall agree in good faith what parts of the Agreement the Company should request the SEC to be kept confidential in light of the confidential information included in such parts on the one hand and the type of information the SEC agrees to redact from agreements such as the Agreement on the other hand.

IP Acquisition Option Agreement – AIT - Pulmonox	11

6.2.	Non-Compete.

During the Option Period and thereafter, provided that the Option was exercised by the Company in accordance with the terms hereof, for an additional period of four (4) years as of the Closing Date, Seller or any person or entity acting on its behalf shall not (except as provided in this Agreement, Schedule 6.2, or any other Transaction Document):

6.2.1.	Engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly anywhere in the world (including each and every county thereof as if individually named herein) in any business in competition with the Company; provided that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business and shall not be a violation of the provisions hereof.

6.2.2.	Contact, encourage or solicit any consultant, independent contractor, agent, lessor, licensor, supplier, investigator, distributor, reseller, or other business associate who is employed or engaged by the Company (other than by a general solicitation directed to the public at large through the mailing or other means of distribution of a letter, pamphlet, handbill, circular or other written or printed media), to terminate or modify his, her or its respective employment, engagement or business relationship therewith;

6.2.3.	Contact, encourage or solicit any employee, who is employed or engaged by the Company (other than by a general solicitation directed to the public at large through the mailing or other means of distribution of a letter, pamphlet, handbill, circular or other written or printed media) to terminate, modify or cease to provide any services to the Company, or otherwise to be engaged by Seller or provide it any services; and

6.2.4.	Contact, encourage, or solicit any customer of the Company to terminate or modify such customer’s business relationship with the Company.

6.3.	Exclusivity.

From the date hereof and until the earlier of termination or expiration hereof and the Closing Date, Seller and its respective officers, directors, employees, agents or other representatives acting on its behalf, shall not consummate any transaction involving the sale, transfer, license, pledge or other disposition, as the case may be, of any assets comprising of the Acquired IP of the Seller (a "Restricted Transaction"), or negotiate or encourage or solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with any other person, in respect of any Restricted Transaction.

IP Acquisition Option Agreement – AIT - Pulmonox	12

7.	Indemnification

The Company shall indemnify and hold Seller and its directors, officers, employees, agents, consultants and counsel ("Seller Indemnitees") harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a Seller Indemnitee, arising from or occurring as a result of (i) any practice by the Company of the licenses granted or Acquired IP herein, (ii) the development, manufacture, use, importation, marketing, sale and commercialization by the Company, its Subsidiaries or any Sublicensee of any Product, except, in each case, to the extent caused by the willful misconduct, and or gross negligence, and or violation of law of the Seller.

8.	Closing

Within 7 business days following the Exercise Notice date or at such other time and date as may be agreed by Seller and the Company in writing (the "Closing Date"), the Closing shall take place and the Seller shall transfer to the Company appropriate assignment forms required in order to give effect to the sale and assignment of the Acquire IP to the Company, in such forms reasonably satisfactory to the Company;

9.	Term and Termination

9.1.	This Agreement shall commence upon the date hereof and shall remain in effect unless and until (i) the expiration of the Option Period, to the extent the Company did not exercise the Option until such date; or (ii) terminated in accordance with the terms of this Section 8 or as otherwise specifically set forth in this Agreement.

9.2.	The Company shall have the right to terminate this Agremeent at any time prior to the exercise of the Option, upon a written notice to the Seller.

9.3.	The failure by either party to comply with any of the obligations contained in this Agreement shall entitle the non-breaching party to give notice to have the default cured. If such default is not cured within ten (10) days after the receipt of such notice, or diligent steps are not taken to cure or if by its nature such default could not be cured within ten (10) days, the notifying party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it by law, pursuant to this Agreement or otherwise, to terminate this Agreement.

9.4.	The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have, except as specifically specified hereunder. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any party from obligations which are expressly indicated to survive termination or expiration of this Agreement. All obligations which are not expressly indicated to survive termination or expiration of this Agreement shall terminate upon the termination or expiration of this Agreement.

9.5.	In the event that the Company fails to comply with any of its financial obligations hereunder, and provided that Seller have sent the Company a written notice to that effect, stating the circumstances of such incompliance, and the Company did not cure such incompliance within 90 days from the of receipt by it of such notice or the Company rejected the veracity of the content of such notice, then, the Parties shall submit the said dispute to the New York International Arbitration Centre in New York, USA, pursuant to its rules and regulations.

IP Acquisition Option Agreement – AIT - Pulmonox	13

10.	Miscellaneous

10.1.	Non-Transferability.

Unless otherwise agreed in writing, during the Option Period neither party shall assign, sub-license, pledge, lien or otherwise dispose of or transfer any right under this Agreement.

10.2.	Agreement Binding On Successors.

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

10.3.	Relationship of the Parties.

This Agreement shall not be construed to make any party hereto the agent, partner, joint venture or legal representative of the other for any purpose whatsoever. Neither party hereto is granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party, except as herein otherwise expressly provided.

10.4.	Governing Law and Jurisdiction.

This Agreement shall be governed by the Laws of the State of Delaware, without regard to its rules of private international Law, and each party irrevocably submits to the non-exclusive jurisdiction of the State of New York.

10.5.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and cancels and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

10.6.	Amendments in Writing.

This Agreement may not be amended except pursuant to a written instrument signed by each of the parties.

10.7.	Notices.

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile or e-mail transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to the Company:	Advanced Inhalation Therapies (AIT) Ltd.
2 Derech Meir Weisgal,
Rehovot 7632605, Israel
Attention: Amir Avniel

With a copy to (which shall not constitute notice):	Oded Har-Even
Attorney at Law
Sullivan & Worcester LLP
ZAG/S&W 1633 Broadway, New York, NY 10019, USA

IP Acquisition Option Agreement – AIT - Pulmonox	14

If to Seller:	Pulmonox Technologies Corporation.
#102, 10835 - 120 Street
Edmonton, Alberta, Canada
T5H 3P9
Attention: Doug Hole

With a copy to (which shall not constitute notice):	Hugh MacNaught
2738 Saint Andrews Ave.
North Vancouver, BC, V7N 1Z3, Canada

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile or e-mail transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting.

10.8.	Expenses.

As between the Parties, each Party shall be responsible for the fees and expenses (including legal, accountants’ and financial advisors’ fees and expenses) incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and any document required to be executed by any of such agreements, and otherwise in connection with the consummation of the transaction contemplated hereby.

10.9.	Delays or Omissions; Waiver.

The rights of a Party may be waived by such Party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

10.10.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party via facsimile or electronic mail will be deemed an original, and binding upon the Party which signed it.

10.11.	No Third-Party Beneficiaries.

Except as otherwise set forth herein, nothing in this Agreement shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

The Parties to this Agreement have caused this Agreement to be executed and delivered as of the date above first written.

IP Acquisition Option Agreement – AIT - Pulmonox	15

SELLER:

/s/ Doug Hole

PULMONOX TECHNOLOGIES CORPORATION

By: Doug Hole

Title: Chairman

COMPANY:

/s/ Amir Avniel

ADVANCED INHALATION THERAPIES (AIT) LTD.

By: Amir Avniel

Title: Chief Executive Officer

IP Acquisition Option Agreement – AIT - Pulmonox	16

Schedule 1.1 (Acquired IP)

Pulmonox Technologies Corporation (3701)

	Country						Status		Action
Our Ref.	File No.	Application	Publication	Grant	Renewal	Priority	Property Type	Assignee	Req'd

3701P002	Topical Nitric Oxide as a Treatment of Autoimmune Diseases							Nitric Bio
	United States	11/974,247				Abandoned	Abandoned	Viasys
	3701—2US	12—Oct—07				Failure to	30—Jun—13	Pulmonox
Respond to
Office Action

3701P003	System and Elements for Managing Therapeutic Gas Administration to a Spontaneously Breathing Non Ventilated Patient
	United States	09/688,229		6,668,828	30—Jun—15		Granted	Pulmonox	30—Jun—15
	3701—3US	16—Oct—00		30—Dec—03

3701P004	System and Method for Delivering Therapeutic Gas to a Patient
	United States	10/140,304		6,955,171	18—Apr—17		Granted	Pulmonox
	3701—4US	16—Oct—00		18—Oct—05

3701P005	System for use in Administrating Therapeutic Gas to a Patient
	United States	10/351,755		7,255,105	14—Feb—15	Late Fee due	Granted	Pulmonox	14—Aug—15
	3701—5US	27—Jan—03		14—Aug—07		14—Aug—15

3701P006	Device and Method for Treatment of Wounds with Nitric Oxide
	United States	11/021,109		7,122,018	17—Apr—14	Abandoned:	Abandoned	Sensormedics
	3701—6US	26—Dec—00		17—Oct—06		Failure to pay	17—Oct—14	Pulmonox
Maintenance fee

3701P007	Method and Apparatus for Delivery of Inhaled Nitric Oxide to Spontaneous—Breathing and Mechanically—Ventilated Patients with Intermittent Dosing

	United States	11/234,849		7,516,742	14—Oct—16		Granted	Cardinal Health
	3701—7US	24—Nov—99		14—Apr—09				Pulmonox

3701P008	Device and Method for Treatment of Wounds with Nitric Oxide
	United States	11/487,600	7,520,866	21—Oct—16			Granted	Sensormedics
	3701—8US	26—Dec—00	39924					Pulmonox

3701P009	Nitric Oxide Decontamination of the Upper Respiratory Tract
	United States	12/004,514		8,043,252	25—Apr—19		Granted	Pulmonox
	3701—9US	20—Dec—07		25—Oct—11				Sensormedics

3701P010	Intermittent Dosing of Nitric Oxide Gas
	United States	11/598,221		7,955,294	07—Dec—18		Granted	Sensormedics
	3701—10US	10—Nov—06		07—Jun—11				Pulmonox

3701P011	Nitric Oxide Gas (gNO) as a Cosmetic and Wound Healing Agent
	United States	11/497,557				Abandoned	Abandoned	Pulmonox
	3701—11US	08—Jul—03				Failure to	17—Mar—11
Respond to
Office Action

3701P012	Use of High Dose Concentration of Gaseous Nitric Oxide
	United States	11/704,602				Abandoned	Abandoned	Pulmonox
	3701—12US	09—Feb—07				Failure to	01—Jan—11
Respond to
Office Action

3701P013	System and Elements for Managing Therapeutic Gas Administration to a Spontaneously Breathing Non—Ventilated Patient							Pulmonox
	United States	10/691,649		6,986,351	17—Jul—17		Granted
	3701—13US	16—Oct—00		17—Jan—06

3701P014	Methods and Devices for the Delivery of Therapeutic Gases Including Nitric Oxide
	United States	11/713,344		8,079,998	20—Jun—15	Late Fee due	Abandoned	Pulmonox	20—Dec—15
	3701—14US	02—Mar—07		20—Dec—11		20—Dec—15	* until late fee
payment
** Late Fee
Payment to be
made

17

Schedule 1.1 (Acquired IP)

	United States 2 3701—14USD	13/289,956 02—Mar—07			Abandoned Failure to Respond to Office Action	Abandoned 27—Jun—14	Pulmonox

3701P015	Device for Administration of Nitric Oxide to Horses Spontaneously Breathing
	United States	10/315,539	6,920,876	26—Jan—17		Granted	Pulmonox
	3701—15US	10—Dec—02	26—Jul—05

3701P016	Nitric Oxide Decontamination of the Upper Respiratory Tract
	United States	11/107,618	7,335,181	26—Aug—15		Granted	Pulmonox	26—Aug—15
	3701—16US	26—Dec—00	26—Feb—08				Sensormedics

3701P017	Use of Exogenous Gaseous Nitric Oxide in the Treatment and Disinfection of Biofilms
	United States	10/953,827	7,485,324	03—Aug—16		Granted	Pulmonox
	3701—17US	29—Sep—04	03—Feb—09

3701P018	Use of Nitric Oxide Gas in an Extracorporeal Circuitry to Treat Blood Plasma
	United States	11/445,965	7,531,133	12—Nov—16		Granted	Pulmonox
	3701—18US	01—Jun—06	12—May—09

3701P019	Use of Inhaled Gaseous Nitric Oxide as a Mucolytic Agent or Expectorant
	United States	11/595,108	8,518,457	27—Feb—17		Granted	Pulmonox
	3701—19US	11—May—05	27—Aug—13

	United States 2 3701—19USD	14/010,421 11—May—05			Restriction Requirement due 21 Mar 2015	Abandoned 16—Jan—15	Pulmonox

3701P020	Device and Method for Treatment of Surface Infections with Nitric Oxide
	United States	13/006,218	8,795,222	05—Aug—14		Granted	Sensormedics
	3701—20US	31—Oct—07	05—Aug—14				Pulmonox

3701P021	Intermittent Dosing of Nitric Oxide Gas
	United States	13/369,205	Issue Notification sent July 15, 2015			Granted	Pulmonox
	3701—21US	11—May—05					Sensormedics

Use of gaseous nitric oxide as an anti—cancer agent
	United States	11/704,791				Abandoned	Pulmonox
		07—Feb—09				25—Apr—11

	Method and Apparatus for Treatment of Respiratory Infections by Nitric Oxide Inhalation					Abandoned	Pulmonox
		11/591,373				16—Mar—09
01—Nov—06

Nitric oxide as an anti—viral agent, vaccine and vaccine adjuvant
		11/601,908				Abandoned	Pulmonox
		20—Nov—06				28—May—09

Multi—gas delivery system
		10/148,967				Abandoned	Pulmonox
		07—Jun—02				25—Jul—05

Method and apparatus for treatment of respiratory infections by nitric oxide inhalation
		11/211,055				Abandoned	Pulmonox
		23—Aug—05				16—Mar—09

Intermittent Dosing Of Nitric Oxide Gas
		11/596,027				Abandoned	Sensormedics
		10—Nov—06				10—Feb—11	Pulmonox

DEVICE AND METHOD FOR TREATMENT OF WOUNDS WITH NITRIC OXIDE
		11/982,430				Abandoned	Sensormedics
		31—Oct—07				31—Jan—11	Pulmonox

INTERMITTENT DOSING OF NITRIC OXIDE GAS
		13/007,273				Abandoned	Sensormedics
		14—Jan—11				03—Oct—11	Pulmonox

18

Schedule 1.1 (Acquired IP)

Description of Proprietary Nature of Trade Secrets

Device Technology	AeroNOx Device	ViaNOx-DS Device	CidaNOx-II Device	Pulmonox Patch Device

Proprietary nature of the Technology Transfer	Experience and insight into the art of Nitric Oxide Engineering Design, Engineering build Know-How, efficient and effective standardization for safety and performance, Regulatory Approval, Product Build and Quality Control.	Experience and insight into the art of Nitric Oxide Engineering Design, Engineering build Know-How, efficient and effective standardization for safety and performance, Regulatory Approval, Product Build and Quality Control.	Experience and insight into the art of Nitric Oxide Engineering Design, Engineering build Know-How, efficient and effective standardization for safety and performance, Regulatory Approval, Product Build and Quality Control.	Experience and insight into the art of Nitric Oxide Engineering Design, Engineering build Know-How, efficient and effective standardization for safety and performance, Regulatory Approval, Product Build and Quality Control.

Background	Nitric Oxide must be delivered by an accurate and controlled means where NO and NO2 can be closely monitored. The use of Nitric Oxide as a drug required a Regulatory Approved Device specific to the desired Treatment parameters.	Nitric Oxide must be delivered by an accurate and controlled means where NO and NO2 can be closely monitored. The use of Nitric Oxide as a drug required a Regulatory Approved Device specific to the desired Treatment parameters.	Nitric Oxide must be delivered by an accurate and controlled means where NO and NO2 can be closely monitored. The use of Nitric Oxide as a drug required a Regulatory Approved Device specific to the desired Treatment parameters.	Nitric Oxide can be delivered by an accurate and controlled means in a highly portable manner suitable where larger devices may not be practical. The use of Nitric Oxide as a Drug requires a Regulatory Approved Device specific to the desired Treatment parameters.

19

Schedule 1.1 (Acquired IP)

Treatment Parameters	Constant flow Nitric Oxide. Highly portable Delivery System. Designed for inhaled applications of Nitric Oxide including Premature Infant use.	Phasic flow Nitric Oxide to match ventilator flow. Highly portable Delivery System. Designed for inhaled applications of Nitric Oxide for Adults.	Constant flow Nitric Oxide. Highly portable Delivery System. Designed for topical application of Nitric Oxide to the surface of the skin for Treatment of Biofilms.	Delivery of Nitric Oxide by means of a small portable Device for a range of application criteria.

Device Application	Insight into Device application and use in Nitric Oxide Medical Applications.	Insight into Device application and use in Nitric Oxide Medical Applications.	Insight into Device application and use in Nitric Oxide Medical Applications.	Insight into Device application and use in Nitric Oxide Medical Applications.

Design Insight	Insight in to considerations in Device Design.	Insight in to considerations in Device Design.	Insight in to considerations in Device Design.	Insight in to considerations in Device Design.

Device Prototype	Prototype and enabling insight into Device Construction and Production.	Prototype and enabling insight into Device Construction and Production.	Prototype and enabling insight into Device Construction and Production.	Prototype and enabling insight into Device Construction and Production.

Device Manufacture	Pulmonox have manufactured commercial Device Products in house.	Pulmonox have manufactured commercial Device Products in house.

Device Documentation including Operations Manual	Documentation necessary for operation, training and Device Servicing	Documentation necessary for operation, training and Device Servicing	Documentation necessary for operation, training and Device Servicing	Documentation necessary for operation, training and Device Servicing

20

Schedule 1.1 (Acquired IP)

Device Approval Documentation	This Device has Been Health Canada and FDA approved. Enabling information to provide rapid Regulatory Approval. Enabling information includes scientific information necessary for the Regulatory Body to evaluate the Safety and Effectiveness of the Device to obtain marketing clearance.	This Device has Been Health Canada and FDA approved. Enabling information to provide rapid Regulatory Approval. Enabling information includes scientific information necessary for the Regulatory Body to evaluate the Safety and Effectiveness of the Device to obtain marketing clearance.	Assistance with information necessary for the Regulatory Body to evaluate the Safety and Effectiveness of the Device to obtain marketing clearance.	Assistance with information necessary for the Regulatory Body to evaluate the Safety and Effectiveness of the Device to obtain marketing clearance.

Nitric Oxide Drug Manufacture Technology	Nitric Oxide Drug Manufacture Technology	Nitric Oxide Drug Manufacture Process and Equipment	Active Product Ingredient (API)	Drug Master File (DMF)

Proprietary nature of the Technology Transfer	Experience and insight into the art of Nitric Oxide, Engineering Design, Engineering build Know-How, efficient and effective standardization for Safety and Performance, Regulatory Approval, Process Equipment build and Quality Control.	Engineering Design and Operational Data for the production of High Purity Nitric Oxide. Process Equipment Access for Duplication. Process Documentation including Operations Manual. From validated operational process.	Test Certification Report on Nitric Oxide produced with Engineering Design, and process manufacturing Equipment to be inspected and duplicated. Medical Grade Nitric Oxide Gas has been produced.	Documentation toward the development of a Drug Master File specific to Asia Regulatory Authorities and submission.

21

Schedule 1.1 (Acquired IP)

Background	Nitric Oxide has the molecular formula NO and is the exact same molecule for all Drugs. In order for Nitric Oxide to be used as a Drug however it must be of high purity produced in a manner where it can be shown there are no unknown pollutants.	The manufacture of Nitric Oxide must be under a controlled and repeatable process. Operational Procedures must be outlined and followed in a specific manner.	Active Product Ingredient (API) is the substance in a pharmaceutical Drug that is biologically active. The method of manufacture of Nitric Oxide must deliver the desired Drug ingredient as validated through detailed testing techniques and procedures,	Drug Master File or DMF is a document prepared by a Pharmaceutical Manufacturer for the appropriate Regulatory Authority in the intended Drug market. The document provides the Regulatory Authority with confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of Human Drugs.

Drug Indication Strategies	Anti-Bacterial	Anti-Viral	Anti-Biofilm	Mucolytic

Proprietary nature of the Technology Transfer	Experience and insight into the art of Nitric Oxide toward Regulatory Approval as a new Drug treatment for Anti- Bacterial treatments.	Experience and insight into the art of Nitric Oxide toward Regulatory Approval as a new Drug treatment for Anti- Viral treatments.	Experience and insight into the art of Nitric Oxide toward Regulatory Approval as a new Drug treatment for Anti- Biofilm treatments.	Experience and insight into the art of Nitric Oxide toward Regulatory Approval as a new Drug treatment for Mucolytic treatments.

22

Schedule 2.3.2: Warrant

Terms specified in article 2.3.2.

IP Acquisition Option Agreement – AIT - Pulmonox	23

Schedule 2.8: Tangible Assets

Archived physical assets of the Seller available on an as-is where-is basis

IP Acquisition Option Agreement – AIT - Pulmonox	24

Schedule 4.7.1 H: Acquired Products

ViaNox-DS

IP Acquisition Option Agreement – AIT - Pulmonox	25

Schedule 6.2: Non-Compete Exceptions

Person: Hugh MacNaught

IP:

1.	Use of nitric oxide to address the effects of nitric oxide deficient blood used in transfusions. The levels of nitric oxide in stored blood begin to decline immediately upon collection. Transfusion of stored blood may result in further vasoconstriction in the patient. Treatment with nitric oxide at the time of or immediately prior to transfusion will provide a vasodilatory effect.

2.	Use of nitric oxide to improve outcomes for free flap surgery. Free flap surgery is a method of reconstruction where tissue in one place is used to reconstruct a defect in another place. The flap is removed with an artery and vein but at the time of being transferred it loses its blood supply. It is then attached to an artery and vein at the reconstruction site. It is possible the artery or vein may stop working in which case the flap tissue dies. Flap problems are most likely within the first 48 hours following the procedure and are rare after 4 days. Treatment with nitric oxide may provide sufficient vasodilation to enable better function of the artery and vein attached to the graft, as well as the wound site in general.

IP Acquisition Option Agreement – AIT - Pulmonox	26